UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 28, 2010 (April 27, 2010)
AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19532	62-1474680

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
5200 Maryland Way, Suite 400, Brentwood, TN 37027-5018
(Address of principal executive offices)
(615) 221-8884
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 27, 2010, American HomePatient, Inc. (the “Registrant”) entered into an agreement with its senior lenders and its largest shareholder, Highland Capital Management, L.P. (“Highland”), with respect to restructuring the Registrant and the Registrant’s senior debt (the “Restructuring Support Agreement”). The Registrant has entered into the Restructuring Support Agreement in order to address its secured debt maturity issue. The maturity date for the secured debt was August 1, 2009, at which time there was approximately $226.4 million of secured debt due. Pursuant to the Restructuring Support Agreement, the Registrant has agreed to propose to its shareholders for their approval a change in Registrant’s state of incorporation from Delaware to Nevada (the “Reincorporation”) as the first step in a series of transactions that is expected to result in each stockholder other than Highland and its affiliates receiving $0.67 per share for each share owned of the Registrant’s common stock. As a result of these transactions, including the follow-on merger described below, the Registrant would cease to be a publicly traded company.
The Restructuring Support Agreement requires the Registrant, subject to a series of conditions (including the approval by its stockholders of the Reincorporation), to undertake a series of transactions, including the Reincorporation, a self-tender offer by the Registrant to repurchase outstanding shares of the its common stock, a long-term restructuring of the Registrant’s secured debt, and a follow-on merger that would make the Registrant a private company.
     Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions contained therein:
     • The Registrant agreed to retire at a 15% discount a portion of its outstanding secured debt obligations held by a single entity that is equal to approximately 4.5% of the total outstanding secured debt.
     • Highland and its affiliates, who collectively beneficially own approximately 48% of the outstanding common stock of the Registrant as of the date of the Restructuring Support Agreement, each agreed to vote their stock in favor of the Reincorporation.
     • Conditioned upon approval of the Reincorporation by the Registrant’s stockholders, the Registrant agreed to carry out the Reincorporation. In the Reincorporation, stockholders in the Registrant will become stockholders in a new parent company of the Regsitrant incorporated in Nevada (the “New Registrant”).
     • If the Reincorporation is approved and carried out as described above, the New Registrant agreed that it would then commence a self-tender offer to its stockholders (other than Highland and its affiliates) at $0.67 per share. This tender offer will not occur if the Reincorporation is not approved.
     • In the event this self-tender offer is accepted by a number of the New Registrant’s stockholders holding shares which together with the shares owned by Highland and its affiliates, represent at least 90% of the number of its outstanding shares, and subject to other customary closing conditions, the New Registrant agreed that it would repurchase all of the tendered shares.
     • If the self-tender offer is accepted, the Registrant’s secured creditors have agreed to restructure its debt into two four-year secured term loans. This restructuring will not occur if the tender offer does not close. The first lien term loan would be in a principal amount of approximately $100.0 million, and the second lien term loan would have a principal amount of approximately $126.4 million. The second lien term loan would bear a higher rate of interest than the first lien term loan (however, the substantial majority of interest under the second lien term loan could be paid in kind at the election of the Registrant), but would rank junior in priority pursuant to the terms of a customary intercreditor agreement. Both term loans would have a variable interest rate component, but in all instances would bear interest at a rate higher than the current 6.785% fixed interest rate on the Registrant’s secured note.
     • If the self-tender offer is completed, but less than 100% of the shares of the New Registrant not owned by Highland or its affiliates are tendered, Highland has agreed to take all actions to cause the Registrant to initiate a follow-on merger at the conclusion of the self-tender offer pursuant to which the remaining shares of common stock in the New Registrant not held by Highland and its affiliates would be cancelled in exchange for sixty-seven cents ($0.67) per share. Highland then would cause the Registrant to de-register its stock pursuant to federal securities laws.
     The Restructuring Support Agreement may be terminated under certain circumstances, including by either party if the Reincorporation has not occurred on or prior to August 10, 2010 or the self-tender offer has not been completed on or prior to September 30, 2010.
The foregoing description of the Restructuring Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Additional Information
This communication may be deemed to be solicitation material regarding the reincorporation merger described herein. In connection with the reincorporation merger, American HomePatient, Inc. intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov, and will receive information at an appropriate time on how to obtain transaction-related documents for free from American HomePatient Inc. Such documents are not currently available.
American HomePatient, Inc. and its directors may be deemed to be participants in the solicitation of proxies in connection with the reincorporation merger. Information about the directors of American HomePatient, Inc. is set forth in its proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2009.
This communication is not an offer to participate in the tender offer described herein. When and if the tender offer is commenced, a tender offer statement and additional materials will be made available. IN THAT EVENT, STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholder will be able to obtain these materials free of charge on the SEC’s website, www.sec.gov, and will receive information at an appropriate time on how to obtain transaction-related documents for free from American HomePatient Inc. Such documents are not currently available and their availability is subject to the determination to commence the tender offer.

Item 8.01. Other Events.
On April 28, 2010, the Registrant issued the press release attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release announced the Registrant’s entry into the Restructuring Support Agreement described above, the Registrant’s repurchase and retirement of $10,157,078 of its secured debt pursuant to the Restructuring Support Agreement, and the Registrant’s plans for consummating the other transactions contemplated therein.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Number	Exhibit

10.1	Restructuring Support Agreement entered into by American HomePatient, Inc., Highland Capital Management, L.P. and senior lenders dated April 27, 2010.

99.1	Press Release dated April 28, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
Name:	Stephen L. Clanton
Title:	Executive Vice President and Chief Financial Officer

Date: April 27, 2010